Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated August 16, 2007, accompanying the financial statements of MICA Microwave Corporation as of and for the years ended October 31, 2006 and 2005 appearing in Amendment No. 1 to the Current Report on Form 8-K/A dated June 7, 2007 of Micronetics, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of Micronetics, Inc. on form S-8 (File No. 333-138956 effective November 27, 2006 and File No. 333-128223 effective September 9, 2005).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

August 16, 2007